Exhibit 99.1

Contacts:
Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Jonathan R. Potter
Senior Director, Corporate Communications	(212) 453-2406
(781) 860-8533	potterj@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS TO PROMOTE IN THE U.S.

ASTRAZENECA’S BROAD SPECTRUM ANTIBIOTIC, MERREM I.V.

•   LEVERAGES PROVEN U.S. ACUTE CARE SALES ORGANIZATION

•   COMPLEMENTS CUBIST’S GRAM-POSITIVE CUBICIN

Lexington, MA, July 2, 2008 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced that it has signed an exclusive agreement with AstraZeneca (NYSE: AZN) to promote and provide other support in the United States for MERREM® I.V. (meropenem for injection), an established broad spectrum (carbapenem class) I.V. antibiotic.  Cubist will promote and support MERREM I.V. using its existing U.S. acute care sales and medical affairs organizations. AstraZeneca will continue to provide marketing and commercial support for MERREM I.V.  The agreement, effective July 1, 2008, establishes a baseline of $20 million annual revenue to Cubist that will be adjusted based on actual MERREM I.V. sales. Other terms of the agreement, including the performance incentives, are confidential.

Cubist Executive Vice President and Chief Operating Officer Robert J. Perez said of the agreement: “As a broad spectrum antibiotic, MERREM I.V. is an excellent fit with our Gram positive therapy, CUBICIN, which has experienced the most successful I.V. antibiotic launch in U.S. history in dollar terms. The agreement with AstraZeneca immediately leverages the Cubist sales and medical affairs teams that have contributed to making CUBICIN so successful in the U.S.”

According to Marion McCourt, Vice-President, GI & Infection, AstraZeneca, “This agreement will allow AstraZeneca to maximize the value of MERREM I.V. while continuing to bring this important product to health care providers and patients. The Cubist sales force is well recognized by infectious disease specialists and is highly respected by its customers.”

Indications and Important Safety Information

MERREM I.V. is indicated as single-agent therapy for the treatment of complicated appendicitis and peritonitis, complicated skin and skin structure infections, and pediatric (>3 months of age) bacterial meningitis, when caused by susceptible isolates of the indicated pathogens.

To reduce the development of drug-resistant bacteria and maintain the effectiveness of MERREM I.V. and other antibacterial drugs, MERREM I.V. should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria.

MERREM I.V. is contraindicated in patients with known hypersensitivity to any component of the product, or to other drugs in the same class, or in patients who have demonstrated anaphylactic reactions to beta-lactams.

Serious and occasionally fatal hypersensitivity (anaphylactic) reactions have been reported in patients receiving therapy with beta-lactams.  These reactions are more likely to occur in individuals with a history of sensitivity to multiple allergens.

There have been reports of individuals with a history of penicillin hypersensitivity who have experienced severe hypersensitivity reactions when treated with another beta-lactam.

Seizures and other CNS adverse experiences have been reported during treatment with MERREM I.V.

Carbapenems, including meropenem, may reduce serum valproic acid concentrations to subtherapeutic levels, resulting in loss of seizure control.  Serum valproic acid concentrations should be monitored frequently after initiating carbapenem therapy.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including MERREM I.V., and may range in severity from mild diarrhea to fatal colitis.  CDAD must be considered in all patients who present with diarrhea following antibiotic use.

The most common adverse events reported across clinical trials with MERREM I.V. were diarrhea, nausea/vomiting, headache, constipation, anemia, and pain.  These events occurred in 3% to 8% of patients.

Full prescribing information can be found at http://www1.astrazeneca-us.com/pi/MerremIV.pdf

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in the research, development, manufacturing and marketing of meaningful prescription medicines and supplier for healthcare services. AstraZeneca is one of the world’s leading pharmaceutical companies with healthcare sales of $29.55 billion and is a leader in gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infectious disease medicines. In the United States, AstraZeneca is a $13.35 billion dollar healthcare business with 12,200 employees committed to improving people’s lives. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For more information about AstraZeneca, please visit www.astrazeneca-us.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials for the prevention of blood loss during cardiothoracic surgery, and pre-clinical programs that address unmet medical needs in Gram-positive infections, Gram-negative infections, CDAD (Clostridium difficile-associated diarrhea), and HCV (Hepatitis C infections).  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com

Cubist Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the annual revenues that Cubist may generate under the agreement.  There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: (i) the level of acceptance of MERREM I.V. by physicians, patients, third party payors and the medical community; (ii) any changes in the current or anticipated market demand or medical need for MERREM I.V.; (iii) any unexpected adverse events related to MERREM I.V.; (iv) the effectiveness of our sales force and our sales force’s ability to access targeted physicians; (v) whether or not third parties may seek to market generic versions of MERREM I.V. by filing Abbreviated New Drug Applications, or ANDAs, with the FDA, and the results of any litigation that we or AstraZeneca files to defend and/or assert patents against such generic companies; (vi) competition in the U.S. markets for MERREM I.V., including marketing approvals for new products that will be competitive with MERREM I.V.; (vii) the ability of AstraZeneca’s and its third party contractors to manufacture sufficient quantities of MERREM I.V. in accordance with Good Manufacturing Practices to meet demand for MERREM I.V.; (viii) the effect that the results of ongoing or future clinical trials of MERREM I.V. may have on its acceptance in the medical community; (ix) changes in government reimbursement for our or competitors’ products;  (x) potential costs resulting from product liability or other third party claims; and (xi) a variety of risks common to our industry, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s most recent 10-K and 10-Q filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

###